Exhibit 10.4

*** = Certain confidential information contained in this document, marked by asterisks, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Professional Services Agreement

This Professional Services Agreement (this “Agreement”), dated June 1, 2019 (the “Effective Date”), is by and between Menlo Therapeutics Inc., (“Company”), and Mary Spellman, M.D. (“Consultant”) (each a “Party” and, together, the “Parties”).

1.	Services

Company may from time to time issue statement(s) of work in the form attached to this Agreement as Exhibit A (each, a “Statement of Work”).  Each Statement of Work shall be subject to all of the terms and conditions contained in this Agreement, shall become binding upon execution by each of the Parties hereto and, upon execution, is hereby incorporated into this Agreement by reference.  Consultant shall render to Company those services set forth in the Statement(s) of Work (“Services”) in a timely and professional manner consistent with industry standards, in accordance with this Agreement and any terms set forth in the applicable Statement(s) of Work.  If any services, functions or responsibilities not specifically described in this Agreement or a Statement of Work are required for the proper performance and provision of the Services, they shall be deemed to be included within the scope of Services to the same extent as if specifically described in this Agreement.  Further, the Parties shall cooperate in good faith to agree on and implement such further services and agreements as may be requested by Company relating to any project described in a Statement of Work.  Consultant may not subcontract or otherwise delegate his obligations under this Agreement without Company’s prior written consent.  Subject to compliance with Consultant’s obligations hereunder, Consultant shall retain the sole control and discretion to determine the methods by which Consultant performs the Services and the places at which, the equipment and supplies with which, and the hours during which such Services are to be rendered.

2.	Payments

2.1Compensation.  In consideration of the Services to be rendered pursuant to each Statement of Work, Consultant shall be paid as set forth in the applicable Statement of Work.  Unless otherwise agreed by the Parties, payment for Services, if reasonably satisfactory to Company, shall be due thirty (30) days from receipt by Company of Consultant’s invoice therefor.

2.2Expenses. Company shall reimburse Consultant for reasonable travel and other business expenses that are incurred by Consultant in the performance of the Services and are approved in advance by Company, in accordance with Company’s general policies, as may be amended from time to time.  Consultant shall provide Company with an itemized list of all such expenses and supporting receipts with each invoice therefor.

2.3Taxes.  Consultant acknowledges and agrees that it shall be Consultant’s obligation to report as income all compensation received by Consultant pursuant to this Agreement and to pay any withholding taxes, self-employment taxes, and social security, unemployment or disability insurance or similar items, including interest and penalties thereon, in connection with any payments made to Consultant by Company pursuant to this Agreement, including any Statement of Work.  Consultant agrees to indemnify, hold harmless and, at Company’s discretion, defend Company against any and all liability related thereto, including, without limitation, any taxes, penalties and interest Company may be required to pay as a result of Consultant’s failure to report such compensation or make such payments.

3.	Proprietary Information

3.1Proprietary Information.  Consultant understands that his work for Company will involve access to and creation of confidential, proprietary and trade secret information and materials of Company (or its affiliates, licensors, suppliers, vendors or customers) (collectively, “Proprietary Information”).  Proprietary Information includes, without limitation, any (a) information, ideas or materials of a technical or creative nature, such as research and development results, designs and specifications, computer source and object code, patent applications, and other materials and concepts relating to Company’s products, services, processes, technology or other intellectual property rights; (b) information, ideas or materials of a business nature, such as non-public financial information; information regarding profits, costs, marketing, purchasing, sales, customers, suppliers, contract terms, employees and salaries; product development plans; business and financial plans and forecasts; and marketing and sales plans and forecasts; (c) all personal property, including, without limitation, all books, manuals, records, reports, notes, contracts, lists, blueprints and other documents or materials, or copies thereof, received by Consultant in the course of Consultant’s rendering of Services to Company, including, without limitation, records and any other materials pertaining to Creations (as defined below); and (d) the terms and conditions of this Agreement, including all Statements of Work.

3.2Restrictions on Use and Disclosure.  Consultant understands that Proprietary Information is extremely valuable to Company and its affiliates, licensors, suppliers, vendors and customers.  Accordingly, Consultant agrees during the term of this Agreement and thereafter that he (a) shall hold all Proprietary Information in confidence and trust for the benefit of Company; (b) shall not copy or use  any Proprietary Information, except as may be necessary to perform the Services; (c) shall use the Proprietary Information only for the benefit of Company (and not for the benefit of Consultant or any third party); and (d) shall not disclose or otherwise make available any such Proprietary Information to any third party except as authorized in writing and in advance by Company.  All Proprietary Information is and shall remain the sole property of Company.

3.3Exclusions.  The foregoing restrictions on use and disclosure shall not apply to any Proprietary Information to the extent Consultant can prove such Proprietary Information (a) is or has become generally known to the public through no unlawful act of Consultant; (b) was known to Consultant at the time of its disclosure by Company, as evidenced by Consultant’s written records; (c) was independently developed by Consultant without any use of the Proprietary Information, as evidenced by Consultant’s written records; (d) becomes known to Consultant from a source other than Company without breach of this Agreement and otherwise not in violation of Company’s rights, as evidenced by Consultant’s written records; (e) such disclosure is approved in advance and in writing by Company; or (f) Consultant is legally compelled to disclose such Proprietary Information, provided that Consultant shall give advance notice of such compelled disclosure to Company, and shall cooperate with Company in connection with any efforts to prevent or limit the scope of such disclosure and/or use of the Proprietary Information.

4.	Creations

4.1Definition.  As used herein, “Creations” shall include, without limitation, all designs, copyrightable works, ideas, inventions, technology and other creations (including, without limitation, software, design or performance specifications, reports and other documentation), and any related work-in-progress, improvements or modifications to the foregoing, that are created, developed or conceived (alone or with others) in connection with Consultant’s activities for Company (a) during the term of this Agreement, whether or not created, developed or conceived during regular business hours, and (b) if based on Proprietary Information, after termination of this Agreement.  Creations shall include, without limitation, all materials delivered to Company in connection with this Agreement.

4.2Assignment.  All Creations shall be the sole property of Company, with Company having the right to obtain and hold in its own name all intellectual property rights in and to such Creations.  Consultant hereby irrevocably assigns and agrees to assign to Company, without additional consideration, all right, title and interest in and to all Creations, whether currently existing or created or developed later, including, without limitation, all copyrights, trademarks, trade secrets, patents, industrial rights and all other intellectual property and proprietary rights related thereto, whether existing now or in the future, effective immediately upon the inception, conception, creation or development thereof.  Consultant shall (a) disclose promptly to Company all Creations, and (b) whether during or after the period of his consulting arrangement with Company, execute such written instruments and do such other acts as may be necessary in the opinion of Company to obtain a patent, register a copyright or otherwise evidence or enforce Company’s rights in and to such Creations (and Consultant hereby irrevocably appoints Company and any of its officers as his attorney in fact to undertake such acts in his name).

4.3License.  To the extent, if any, that Consultant retains any right, title or interest in or to any Creations, Consultant hereby grants to the Company a perpetual, irrevocable, fully paid-up, transferable, sublicensable, exclusive, worldwide right and license (a) to use, reproduce, distribute, display and perform (whether publicly or otherwise), prepare derivative works of and otherwise modify, make, sell, offer to sell, import and otherwise use and exploit (and have others exercise such rights on behalf of Company) all or any portion of such Creations, in any form or media (now known or later developed); (b) to modify all or any portion of such Creations, including, without limitation, the making of additions to or deletions from such Creations, regardless of the medium (now or hereafter known) into which such Creations may be modified and regardless of the effect of such modifications on the integrity of such Creations; and (c) to identify Consultant, or not to identify Consultant, as one or more authors of or contributors to such Creations or any portion thereof, whether or not such Creations or any portion thereof have been modified.  Consultant further waives any “moral” rights or other rights with respect to attribution of authorship or integrity of such Creations Consultant may have under any applicable law, whether under copyright, trademark, unfair competition, defamation, right of privacy, contract, tort or other legal theory.

5.	Term and Termination

5.1Term.  This Agreement shall commence on the Effective Date and remain in full force and effect for a period of six months, until November 30, 2019.

5.2Termination.  Either Party may terminate this Agreement for the other Party’s material breach if such breach remains uncured for thirty (30) days after receipt by the breaching Party of written notice thereof.  Either Party may terminate this Agreement at any time, with or without cause, without further obligation to the other Party, upon thirty (30) days notice.

5.3Effect of Termination.  Upon termination of this Agreement, Consultant shall immediately cease performing the Services.  If this Agreement is terminated by Company without cause, Company agrees to pay Consultant the compensation due for the period up to the date of termination.  Sections 3, 4, 5.3, 5.4 and 6–11 shall survive termination of this Agreement.

5.4Delivery of Company Property.  Upon termination of this Agreement, or at any time Company so requests, Consultant shall deliver immediately to Company all property belonging to Company, whether given to Consultant by Company or prepared by Consultant in the course of rendering the Services, including all Creations then in progress and all material in Consultant’s possession containing Proprietary Information and any copies thereof, whether prepared by Consultant or others.  Following termination, Consultant shall not retain any written or other tangible (including machine-readable) material containing any Proprietary Information.

6.	Business Relationships

Consultant acknowledges that Company’s relationships with its employees, customers and vendors are valuable business assets.  Consultant agrees that, during the term of this Agreement and for one (1) year thereafter, Consultant shall not (for himself or for any third party) divert or attempt to divert from Company any business, employee, Company or vendor, through solicitation or otherwise, without the prior written consent of Company.

7.	Confidential Information of Others

Consultant shall not breach any agreements to keep in confidence, or to refrain from using, the confidential, proprietary or trade secret information of another client or employer.  Consultant shall not provide to Company any information of another client or employer, in the Creations or otherwise, nor shall Consultant use any such information in his activities for Company, without the prior written consent of Company and such other client or employer.

8.	Warranties

Consultant represents, warrants and covenants that (a) Consultant has the full power and authority to enter into this Agreement and to perform his obligations hereunder, without the need for any consents, approvals or immunities not yet obtained; (b) Consultant has the right to grant the rights and assignments granted herein, without the need for any assignments, releases, consents, approvals, immunities or other rights not yet obtained; (c) the Services, including, without limitation, any deliverables required hereunder, shall be free from material errors or other defects and shall substantially conform to any specifications for such Services and/or deliverables as set forth or referenced in any applicable Statement of Work; (d) the Creations (and the exercise of the rights granted herein with respect thereto) do not and shall not infringe, misappropriate or violate any patent, copyright, trademark, trade secret, publicity, privacy or other rights of any third party, and are not and shall not be defamatory or obscene; and (e) neither the Creations nor any element thereof shall be subject to any restrictions or to any mortgages, liens, pledges, security interests, encumbrances or encroachments.  Company hereby disclaims all warranties of any kind, whether express, implied, statutory or otherwise, with respect to any Proprietary Information or other information or materials supplied by Company to Consultant hereunder, including, without limitation, any warranties with respect to any specifications for the Creations or other deliverables required hereunder.

9.	Indemnification

Consultant shall indemnify and hold harmless, and at Company’s request defend, Company and its affiliates, successors and assigns (and its and their officers, directors, employees, sublicensees, customers and agents) from and against any and all claims, losses, liabilities, damages, settlements, expenses and costs (including, without limitation, attorneys’ fees and court costs) which arise out of or relate to (a) any breach (or claim or threat thereof that, if true, would be a breach) of this Agreement by Consultant, including, without limitation, any breach or alleged breach of any representation or warranty of Consultant set forth in Section 8; or (b) any third party claim or threat thereof that the Services or Creations (or the exercise of the rights granted herein with respect thereto) infringe, misappropriate or violate any patent, copyright, trademark, trade secret, publicity, privacy or other rights of any third party, or are defamatory or obscene.

10.	Limitation of Liability

To the extent permitted by applicable law, in no event shall either Party be liable to the other under any legal theory for any special, indirect, consequential, exemplary or incidental damages, however caused, arising out of or relating to this Agreement, even if such Party has been advised of the possibility of such damages.

11.	Miscellaneous

11.1Assignment.  Neither Party shall assign, sell, transfer, delegate or otherwise dispose of, whether voluntarily or involuntarily, by operation of law or otherwise, this Agreement or any or its/his rights or obligations under this Agreement; provided, however Company may assign, sell, transfer, delegate or otherwise dispose of this Agreement or any of its/his rights and obligations hereunder as part of a merger, consolidation, corporate reorganization, sale of all or substantially all of Company’s assets, sale of stock, or like event.  Any purported assignment, sale, transfer, delegation or other disposition, except as permitted herein, shall be null and void.  Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.

11.2Notices.  Any notice, request, demand or other communication required or permitted hereunder shall be in writing, shall reference this Agreement and shall be deemed to be properly given: (a) when delivered personally; (b) when sent by facsimile, with written confirmation of receipt by the sending facsimile machine; (c) five (5) business days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (d) two (2) business days after deposit with an express courier, with written confirmation of receipt.  All notices shall be sent to the address set forth on the signature page of this Agreement and to the notice of the person executing this Agreement (or to such other address or person as may be designated by a Party by giving written notice to the other Party pursuant to this Section).

11.3Severability.  If any provision of this Agreement, or the application thereof to any person, place or circumstance, shall be held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable, such provision shall be enforced to the maximum extent possible so as to effect the intent of the Parties, or, if incapable of such enforcement, shall be deemed to be deleted from this Agreement, and the remainder of this Agreement and such provisions as applied to other persons, places and circumstances shall remain in full force and effect.

11.4Waiver.  The waiver by either Party of a breach of or a default under any provision of this Agreement shall not be effective unless in writing and shall not be construed as a waiver of any subsequent breach of or default under the same or any other provision of this Agreement, nor shall any delay or omission on the part of either Party to exercise or avail itself of any right or remedy that it has or may have hereunder operate as a waiver of any such right or remedy.

11.5Governing Law.  This Agreement is to be construed in accordance with and governed by the internal laws of the State of California (as permitted by Section 1646.5 of the California Civil Code or any similar successor provision) without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of California to the rights and duties of the Parties.  Any legal suit, action or proceeding arising out of or relating to this Agreement shall be commenced in a federal court in the Northern District of California or in state court in the County of San Francisco, California, and each Party hereto irrevocably submits to the exclusive jurisdiction and venue of any such court in any such suit, action or proceeding.

11.6Relationship of Parties.  This Agreement shall not be construed as creating an agency, partnership, joint venture or any other form of association, for tax purposes or otherwise, between the Parties; and the Parties shall at all times be and remain independent contractors.  Except as expressly agreed by the Parties in writing, neither Party shall have any right or authority, express or implied, to assume or create any obligation of any kind, or to make any representation or warranty, on behalf of the other Party or to bind the other Party in any respect whatsoever.  Neither Party shall have any obligation or duty to the other Party except as expressly and specifically set forth herein, and no such obligation or duty shall be implied by or inferred from this Agreement or the conduct of the Parties hereunder.

Consultant shall not be entitled to any of the benefits that Company may make available to its employees, such as group health, life, disability or worker’s compensation insurance, profit-sharing or retirement benefits, and Company shall not withhold or make payments or contributions therefor or obtain such protection.  Consultant shall be solely responsible for all tax returns and payments required to be filed with or made to any federal, state or local tax authority with respect to Consultant’s performance of services and receipt of fees under this Agreement.

11.7Headings.  The headings used in this Agreement are for convenience only and shall not be considered in construing or interpreting this Agreement.

11.8Entire Agreement.  This Agreement (including the Exhibits attached hereto, which are incorporated herein by reference) is the final, complete and exclusive agreement of the Parties with respect to the subject matter hereof and supersedes and merges all prior or contemporaneous proposals, discussions, negotiations, understandings, promises, representations, conditions, communications and agreements, whether written or oral, between the Parties with respect to such subject matter and all past courses of dealing or industry custom.

In witness whereof, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

Company	Consultant
By: /s/ STEVE BASTA	By: /s/ Mary spellman
Name: Steve Basta	Name: Mary Spellman, M.D.
Title: Chief Executive Officer	Title: Self
Address: 200 Cardinal Way, 2nd Floor, Redwood City, CA 94063	Address: ***

Exhibit A-1

Statement of Work No. 1

This __ Statement of Work (this “SOW No. 1”) is entered into as of this 1st day of June 2019 (the “Effective Date”), by and between Menlo Therapeutics Inc., a Delaware corporation (“Company”), and Mary Spellman, M.D. (“Consultant”), pursuant to that certain Professional Services Agreement (the “Agreement”) dated as of June 1, 2019 by and between Company and Consultant. Any term not otherwise defined herein shall have the meaning set forth in the Agreement.

1.Description of Services to be Performed by Consultant.

(a)     Consultant agrees to deliver to Company the following deliverables (“Deliverables”):

Consultant will assist with the completion and transition of matters that she had been working on as an employee, including assisting with the completion of several CSRs and SAE reports, regulatory documentation and assisting with publication of certain clinical trial results, as well as such other work as mutually agreed by the parties during the term.  Consultant is expected to provide up to 60 hours of consulting services per month. Consultant may not work more than 60 hours in a given month without prior written authorization from the Company. Consultant’s primary Company contact will be Steve Basta.

Consultant agrees to use commercially reasonable efforts to produce the Deliverables quickly and efficiently, and to follow any requests or instructions Company may give Consultant regarding this work.

2.Compensation.  Consultant agrees that full and complete compensation for the Services shall be as follows: $350 per hour and continued vesting of Consultant’s previously issued option grants as a continuing service provider.

3.Billing.  Fees; monthly or biweekly invoices; etc. Invoices shall reference Statement of Work and Purchase Order Number and are to be addressed to:

Attn:	Accounts Payable
Company:	Menlo Therapeutics Inc.
Address:	200 Cardinal Way, 2nd Floor
City/State/Zip:	Redwood City, CA 94063
Email:	accounting@menlotx.com

Company	Consultant
By: /s/ STEVE BASTA	By: /s/ Mary Spellman
Name: Steve Basta	Name: Mary Spellman, M.D.
Title: Chief Executive Officer	Title: Self
Address: 200 Cardinal Way, 2nd Floor, Redwood City, CA 94063	Address: ***